UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): April 1, 2013

THE DIXIE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Tennessee	0-2585	62-0183370
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

104 Nowlin Lane - Suite 101, Chattanooga, Tennessee	37,421
(Address of principal executive offices)	(zip code)

(423) 510-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

Effective April 1 2013, the Company and certain of its subsidiaries entered into that certain Second Amendment to Credit Agreement and Amendment to Other Loan Documents dated as of April 1, 2013 (the "Second Amendment to Wells Fargo Capital Finance Credit Agreement"), with respect to the Existing Credit Agreement dated as of September 13, 2012 (and certain other loan documents) (as defined in the Second Amendment to Wells Fargo Capital Finance Credit Agreement or as otherwise identified therein).

The Second Amendment to Wells Fargo Capital Finance Credit Agreement amended the Existing Credit Agreement to increase the size of the revolver portion of the credit facility by $20 million to a maximum of $110 million (contingent on availability). Contingent upon appraisal of the Susan Street real estate and covered fixed assets, the second amendment provides for an increase in the level of the availability “trigger level” (as defined therein) to $12.1 million from $10 million, extension of the term of the facility to March 2018 (from September 2016), inclusion of the appraised value of the Susan Street real estate in the borrowing base, and termination of the existing Susan Street Loan Agreement, subject also to various availability percentages, limitations, covenant and conditions.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

10.01
Second Amendment to Credit Agreement dated as of April 1, 2013, by and among The Dixie Group, Inc. certain of its subsidiaries and Wells Fargo Capital Finance, LLC. as Agent and the persons identified as Lenders therein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2013	THE DIXIE GROUP, INC.
/s/ Jon A. Faulkner
Jon A. Faulkner
Chief Financial Officer